                                                    AMENDED AND RESTATED
                                            PLAN PURSUANT TO RULE 18f-3 UNDER THE
                                               INVESTMENT COMPANY ACT OF 1940

                                                      February 11, 2004

The Plan

All current and future series  ("Funds") of The AAL Mutual Funds  ("Trust") may, from time to time,  issue one or more of the following classes of shares:

Class A shares
Class B shares
Institutional shares

Each class is subject to such  investment  minimums and other  conditions  as set forth in the Trust's  prospectuses  as from time to time is in effect.  Differences  in expenses  among classes,  the  conversion  from one class to another  class,  and exchange features are subject to the terms and conditions of this plan.

Initial Sales Charge

Class A shares of the Funds are  offered at a public  offering  price that is equal to their net asset value  ("NAV")  plus a sales charge of up to 5.50% of the public  offering  price (with a lesser sales charge on certain  series as described in the prospectus).  The maximum  sales  charges on Class A shares may be reduced or waived as permitted  under Rule 22d-1 of the 40
Act and described in the  prospectus.  For example,  sales charges may be reduced or eliminated  for  investments  at various levels  (breakpoints) as well as for Lutheran  organizations,  and employees of the adviser and  sub-adviser.  Class B Shares have no  initial  sales  charge  and no sales  charge is  imposed  when B Shares  are  automatically  converted  to A Shares.
Institutional shares have no initial sales charge and are not convertible into Class A or Class B shares.

Contingent Deferred Sales Charge

A Contingent  Deferred Sales Charge  ("CDSC") is imposed on Class B Shares under certain  circumstances.  The Trust imposes a
CDSC if the investor redeems shares that have been owned less than 5 years according to the following schedule:

Holding Period of:                                                              Percentage CDSC
-----------------                                                               ---------------
1 Year or Less                                                                          5%
More than 1 Year but Less than 2 Years                                                  4%
2 Years but Less than 3 Years                                                           3%
3 Years but Less than 4 Years                                                           2%
4 Years but Less than 5 Years                                                           1%
5 Years or more Converted to A Shares

The amount of the CDSC is based upon the lesser of NAV at the time of  redemption  or purchase and is gradually  reduced over a period of up to 5 years.  Consistent  with the  requirements  of Rule  6c-10 of the 40 Act,  the CDSC  will not be  imposed under certain  circumstances  as described in the  prospectus.  For example,  the CDSC will not be imposed on shares acquired by  dividend  or capital  gain or upon  certain  redemptions  from  retirement  plans.  In  determining  whether an amount is available for  redemption  without a CDSC as well as computing the amount of the CDSC, it is assumed that shares  acquired by reinvesting  dividends and capital gains are redeemed first,  then shares are redeemed in the order purchased to minimize the amount of CDSC collected.

Both Class A and Class B Shares are aggregated for purposes of Rights of  Accumulation  and Letters of Intent as described in the prospectus for Class A and Class B shares of the Funds.

No Sales Charge

Institutional  shares of the Funds are offered at net asset value to Lutheran  organizations  or institutions  with a minimum initial  investment  in the Funds of  $500,000.  Institutional  shares are not subject to an initial  sales charge or a CDSC.
Institutional shares are not convertible to Class A or Class B shares.

Separate Arrangements and Expense Allocations of Each Class

Class A, Class B and  Institutional  shares pay the expenses  associated  with their  different  distribution  and  servicing arrangements.  Each class may, at the  Trustees'  discretion,  also pay a different  share of other  expenses,  not including advisory or  custodial  fees or other  expenses  related to the  management  of the Trust's  assets,  if these  expenses  are actually  incurred  in a different  amount by that  class,  or if the class  receives  services  of a different  kind or to a different  degree than the other  class.  All other  expenses  will be  allocated to each class on the basis of the net asset value of the  particular  Fund.  However,  the Trust's  Money  Market Fund  operates  pursuant to Rule 2a-7 of the 40 Act and makes  daily  distributions  of its net  investment  income.  This  Fund may  allocate  such  other  expenses  to each  share regardless of class, or based on relative net assets, (i.e., settled shares), as permitted by Rule 18f-3 under the 40 Act.

Class A, Class B and  Institutional  shares pay fees for services  rendered and borne in connection  with  personal  services rendered to shareholders of their  respective  class and the maintenance of shareholder  accounts.  In addition,  Class A and
Class B shares pay a service fee at an annual  rate of .25% of net assets  computed on a daily basis and Class B Shares pay a separate Rule 12b-1  distribution  fee at an annual rate of .75% of net assets computed on a daily basis, as described in the prospectus.  Institutional shares neither pay service fees nor separate Rule 12b-1 distribution fees.

Conversion Features

Class B Shares of each Fund  automatically  convert  to Class A shares of the same Fund after they have been held for 5 years or earlier if approved  by the Board of  Trustees  including a majority of the  disinterested  Trustees  and  thereafter  are subject  to the lower  fees  charged  to Class A Shares.  In this  regard,  if there are any  material  changes  in  payments authorized under the Rule 12b-1 Plan  ("Distribution  Plan") applicable to Class A Shares without the approval of the Class B shareholders,  the Trust will establish a new class of shares into which Class B Shares would  convert,  on the same terms as those applied to Class A Shares before such increase.  Institutional shares do not convert to Class A or Class B shares.

Exchange Features

A  shareholder  may  exchange  Class A,  Class B and  Institutional  shares of any Fund for the same  class of  shares,  with identical  registration,  at net asset value (except for exchanges  involving  unprivileged  Money Market Fund Class A Shares for other Class A Shares).

If less than all of a Class B share  investment  is  exchanged,  any portion of the  investment  attributable  to  dividends, capital gains and or capital  appreciation  will be exchanged  first and  thereafter,  any portions  exchanged will be in the order purchased, from first to last.

Dividends/Distributions

Each Fund pays out as dividends  substantially  all of its net investment  income (which comes from dividends and interest it receives from its investments) and net realized  short-term  capital gains. All dividends and  distributions  will be paid in the form of  additional  shares of the  series  and class of shares  that  generated  the  dividend  or  distribution  if the shareholder  has elected  another  option.  Dividends paid by each Fund with respect to each class are calculated in the same manner and at the same time.

Voting Rights

Each share of a Fund entitles the  shareholder of record to one vote. Each Fund votes  separately on matters  relating solely to that Fund.  Each class shall have  exclusive  voting rights on any matter that solely  affects such class,  and shall have separate voting rights on any matter submitted to shareholders in which class interests  differ.  All shareholders  will have equal  voting  rights on any matter that affects all  shareholders  equally.  Because of the  automatic  conversion,  Class B
Shareholders  may be asked to vote separately on any material  increase in payments for Class A Shares under the Distribution
Plan.

The Plan is subject to amendment as permitted by the Trust's  Articles and Bylaws,  as well as  applicable  law, and shall be construed to comply with Rule 18f-3 of the 40 Act.